Exhibit 2.1

AGREEMENT OF MERGER AND
PLAN OF MERGER AND REORGANIZATION

This Agreement of Merger and Plan of Merger and Reorganization (this “Agreement”) entered into as of this 9th day of November 2011, by and between Quepasa Corporation, a Nevada corporation (the “Parent”), and Quepasa Corporation, a Delaware corporation (the “Subsidiary”).

WHEREAS, the respective board of directors of the Parent and the Subsidiary have resolved that both companies be merged, pursuant to the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (the “DGCL”), into a single corporation existing under the laws of the State of Delaware, to wit, the Subsidiary, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the “Surviving Corporation”); and

WHEREAS, the proposed merger is intended to qualify as a corporate reorganization pursuant to Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the covenants and agreements herein made, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Merger.  The Parent shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called “Merger”) into the Subsidiary, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect.

2.           Filings; Effects of Merger.

2.1           Approval by the Subsidiary.  This Agreement has been approved by the board of directors of the Subsidiary in the manner provided by its Certificate of Incorporation and Bylaws and the DGCL.

2.2           Approval by the Parent.  This Agreement has been approved by the board of directors of the Parent in the manner provided by its Articles of Incorporation, as amended, and Bylaws, as amended, and the NRS. This Agreement shall be submitted for approval by the shareholders of the Parent in the manner provided by the NRS.

2.3           Filing of Certificate of Merger; Effective Date. If this Agreement has not been, terminated or abandoned as permitted by the provisions hereof, then the articles of merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) shall be filed and recorded with the Secretary of State, State of Nevada and the certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) shall be filed and recorded with the Secretary of State, State of Delaware.  The Merger shall become effective on the date the Articles of Merger and the Certificate of Merger are filed and recorded in the appropriate filing offices, whichever such date occurs later, which date is herein referred to as the “Effective Date.”

2.4             Certain Effects of Merger.  On the Effective Date, the separate existence of the Parent shall cease, and the Parent shall be merged into the Subsidiary which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, duties and liabilities of the Parent; and all and singular, the rights, privileges, powers, and franchises of the Parent, and all property, real, personal, and mixed, and all debts due to the Parent on whatever account, as well as stock subscriptions, liens and all other things in action or belonging to the Parent, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Parent, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the Parent shall be preserved, unimpaired, and all debts, liabilities, and duties of the Parent shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.  At any time, or from time to time, after the Effective Date, the last acting officers of the Parent or the corresponding officers of the Surviving Corporation, may, in the name of the Parent execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all of the Parent’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

3.           Name of Surviving Corporation; Certificate of Incorporation; Bylaws; Directors and Officers.

3.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Date shall be Quepasa Corporation, a Delaware corporation.

3.2           Certificate of Incorporation.  The Certificate of Incorporation of the Subsidiary in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law.

3.3           Bylaws.  The Bylaws of the Subsidiary, as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

3.4           Directors and Officers.  At the Effective Date of the Merger, members of the board of directors, the board committees, the advisory board, if any, and the officers of the Parent in office at the Effective Date of the Merger shall become the directors, board committees, the advisory board, if any, and the officers of the Surviving Corporation, each of whom shall hold such office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her respective successor is duly elected or appointed and qualified, or until an earlier resignation, removal from office or death.

4.           Status and Conversion of Securities.  Each one share of common stock of the Parent which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one fully paid share of common stock of the Surviving Corporation. Certificates representing shares of common stock of the Parent issued and outstanding prior to the Effective Date shall thereafter represent shares of common stock of the Surviving Corporation; provided, however, that such certificates may, but need not be, exchanged by the holders thereof after the Effective Date for the appropriate number of shares bearing the name of the Surviving Corporation. Certificates representing shares of common stock of the Subsidiary issued and outstanding prior to the Effective Date shall forthwith cease to exist and shall be cancelled.

5.           Abandonment of Merger.  At any time before the Effective Date of the Merger (whether it is before or after filing the Certificate of Merger and the Articles of Merger), this Agreement may be terminated and the Merger abandoned by the mutual consent of the board of directors of the Parent and the Subsidiary, notwithstanding favorable action by the shareholders of the Parent.

6.           Counterparts.  This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not a signatory to the original counterpart.  Signatures may be original or facsimile.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

PARENT:

Quepasa Corporation, a Nevada corporation

By:
Michael Matte, Chief Financial Officer

SUBSIDIARY:

Quepasa Corporation, a Delaware corporation

By:
Michael Matte, Chief Financial Officer

EXHIBIT A

ARTICLES OF MERGER

EXHIBIT B

CERTIFICATE OF MERGER

OF

QUEPASA CORPORATION
(a Nevada corporation)

WITH AND INTO

QUEPASA CORPORATION
(a Delaware corporation)

Pursuant to Section 252 of the General Corporation Law of
the State of Delaware

Quepasa Corporation, a Delaware corporation (the “Subsidiary”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
Quepasa Corporation	Delaware
Quepasa Corporation	Nevada

SECOND:  That the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and between Quepasa Corporation, a Nevada corporation (the “Parent”), and the Subsidiary setting forth the terms and conditions of the merger of the Parent with and into the Subsidiary (the “Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

THIRD:  The name of the Surviving Corporation in the Merger is Quepasa Corporation, a Delaware corporation (the “Surviving Corporation”).

FOURTH:  That pursuant to the Merger Agreement, from and after the effective time of the Merger, the Certificate of Incorporation of the Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: 324 Datura Street, Suite 114, West Palm Beach, FL 33401.

SIXTH:  That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned party, as the Surviving Corporation, has caused this Certificate of Merger to be executed in its respective corporate name as of the 9th day of November 2011.

Quepasa Corporation, a Delaware corporation

By:
Michael Matte, Chief Financial Officer

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